Exhibit 99.1

BlueLinx Announces Fourth Quarter and Full Year 2025 Results

ATLANTA, February 24, 2026 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the fiscal three months and twelve months ended January 3, 2026.

FOURTH QUARTER 2025 HIGHLIGHTS

•Net sales of $716 million
•Gross profit of $113 million, gross margin of 15.7% and specialty gross margin of 18.1%
•Net loss of $(8.6) million, or $(1.08) loss per share
•Adjusted net loss of $(3.7) million, or $(0.47) adjusted loss per share
•Adjusted EBITDA of $14 million
•Free cash flow of $56 million

FULL YEAR 2025 HIGHLIGHTS

•Net sales of $3.0 billion
•Gross profit of $452 million, gross margin of 15.3%, and specialty gross margin of 18.0%
•Net income of $0.2 million, or $0.02 diluted earnings per share
•Adjusted net income of $8 million, or $0.97 adjusted diluted earnings per share
•Adjusted EBITDA of $83 million
•Free cash flow of $33 million
•Available liquidity of $726 million, including $386 million cash/cash equivalents on hand
•Completion of $38 million in share repurchases

“Our fourth quarter and full year 2025 results demonstrated our ability to grow the business across multiple product lines and in key customer channels, despite persistent challenging market conditions,” said Shyam Reddy, President and CEO of BlueLinx.“ The results were highlighted by increased sales, higher volumes and solid margin performance in a tough housing market, which clearly shows our ability to gain share and generate positive results when driving targeted sales efforts through a focused profitable growth strategy. Our key customer channel focus, product strategy, and enhanced value-add services make us more essential to our customers and suppliers.”

“Specialty products margins significantly improved from the third quarter of 2025 to a gross margin of 18.1%. Structural products gross margins also improved sequentially to 10.0% for the quarter,” said Kelly Wall, Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx. “During the fourth quarter, we generated $56 million in free cash flow primarily due to our effective inventory management. With strong liquidity and minimal net debt, we remain well-positioned to execute on our strategic investments.”

FOURTH QUARTER 2025 FINANCIAL PERFORMANCE

In the fourth quarter of fiscal 2025, which consisted of 14 weeks compared to 13 weeks for the prior year period, net sales were $716 million, an increase of $5.2 million, or 0.7% when compared to the fourth quarter of fiscal 2024. Gross profit was $113 million, a decrease of $0.7 million, or 0.6%, year-over-year, and gross margin was 15.7%, down 20 basis points from the prior year period.

As previously disclosed, on October 31, 2025, we acquired Disdero Lumber Co., LLC (“Disdero”), an Oregon-based distributor of high-end specialty building products. The financial results of Disdero are included in our consolidated results beginning November 1, 2025.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels, and industrial products, increased $21.1 million, or 4.2%, to $505 million. This increase was primarily due to volume gains in most categories and the addition of Disdero, partially offset by price deflation driven by continued

challenging external market conditions. Gross profit from specialty product sales was $91.6 million, an increase of $2.8 million, or 3.2%, compared to the fourth quarter last year. Gross margin was 18.1% compared to 18.4% in the prior year period.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $15.9 million, or 7.0%, to $211 million in the fourth quarter of fiscal 2025, and gross profit from sales of structural products decreased $3.6 million to $21.0 million in the quarter. The decreases in structural sales and gross profit were due primarily to price declines in lumber and panels, partially offset by volume growth. Compared to fourth quarter 2024, average composite pricing for lumber decreased 12% and panel prices decreased 20%. Gross margin on structural product sales was 10.0% in the fourth quarter, down from 10.8% in the prior year period.

Selling, general and administrative (“SG&A”) expenses were $102.5 million in the fourth quarter of fiscal 2025, an increase of $9.9 million from $92.6 million for the fourth quarter of fiscal 2024. The year-over-year increase was due primarily to higher personnel expenses, the addition of Disdero, the extra week in the fourth quarter of fiscal 2025, and increased sales and logistics expenses driven by our strategic channel growth, including multi-family.

Other operating expenses, net in the current fiscal quarter were primarily acquisition-related and other non-recurring expenses.

Net loss for the current fiscal quarter was $(8.6) million, or $(1.08) loss per share, versus net income of $5.3 million, or $0.63 per diluted share, in the prior year quarter. The net loss was primarily driven by higher SG&A expenses, higher depreciation and amortization expense from asset additions, and acquisition-related transactions costs. Adjusted net loss for the current fourth quarter was $(3.7) million, or $(0.47) loss per share.

Adjusted EBITDA was $13.9 million, or 1.9% of net sales, compared to $21.5 million, or 3.0% of net sales in the prior year period.

Net cash generated from operating activities was $61.8 million in the fourth quarter of fiscal 2025 compared to $18.7 million in the prior year period. The increase in cash generated from operating activities was due primarily by positive changes in working capital driven by more effective inventory management, partially offset by the cash impact of lower net income in the quarter. We used $5.4 million of cash primarily for improvements to our distribution facilities and for our digital transformation initiative, a multi-year initiative aimed at modernizing and integrating our core technologies by improving data quality, strengthening operational systems, and digitizing key processes. We also entered into $3.3 million of new finance leases mainly to update our fleet during the current quarter.

FULL YEAR 2025 FINANCIAL PERFORMANCE

For fiscal year 2025, which consisted of 53 weeks compared to 52 weeks for the prior fiscal year, net sales were $3.0 billion, a slight increase of $1.5 million year-over-year, reflecting an increase of $7.1 million, or 0.3%, for specialty product net sales, partially offset by a slight decline of $5.6 million, or 0.6%, for structural product net sales. Gross profit was $451.6 million, a decrease of $37.5 million, or 7.7% year-over-year, and gross margin was 15.3%, down 130 basis points from 16.6%. Gross profit for full year 2024 included a net benefit of $12.7 million for import duty-related items; such amounts were not material for full year 2025. Excluding this benefit, gross margin would have been 16.1% for full year 2024. The duty items were related to changes in retroactive rates for anti-dumping duties and to classification adjustments for certain goods imported by the Company.

Net sales of specialty products increased $7.1 million, or 0.3% to $2.1 billion in fiscal year 2025. The overall increase in specialty product net sales was due to volume growth in some categories and the addition of Disdero, partially offset by price deflation. Gross profit from specialty product sales was $369.0 million in the current year, a decrease of $28.6 million, or 7.2%, year-over-year and gross margin in the current year was 18.0% compared to 19.4% in the prior year. The prior year included the aforementioned net benefit of $12.7 million for import duty-related items from prior periods. Excluding this benefit, gross margin for specialty products would have been 18.8% for the prior fiscal year.

Net sales of structural products decreased $5.6 million, or 0.6%, to $901.0 million in fiscal year 2025, and gross profit from sales of structural products decreased $8.9 million to $82.6 million. The decreases in structural products net sales and gross profit were due primarily to market-based price deflation in panels, partially offset by pricing and slight volume growth for lumber. Compared to fiscal year 2024, average composite pricing for lumber in the U.S. increased while panel prices significantly decreased. Gross margin on structural product sales was 9.2% compared to 10.1% for the prior fiscal year.

SG&A expenses were $381.1 million during fiscal year 2025, up $15.6 million, or 4.3%, compared to the prior fiscal year. The year-over-year increase was due to the addition of Disdero, the extra week in fiscal year 2025, increased sales and logistics expenses driven by our strategic channel growth, including multi-family, as well as continuing technology initiatives associated with our digital transformation.

Other operating expenses, net in the current fiscal year were primarily acquisition-related and other non-recurring expenses, partially offset by insurance recoveries received in 2025 related to property damaged at our Erwin, Tennessee facility due to Hurricane Helene in late 2024.

Net income was $0.2 million, or $0.02 per diluted share, versus $53.1 million, or $6.19 per diluted share in the prior fiscal year. Fiscal year 2024 reflects the aforementioned $12.7 million net benefit for import-duty related items. Adjusted net income was $7.8 million and adjusted diluted earnings per share was $0.97 in the current fiscal year, compared to $55.2 million or adjusted diluted earnings per share of $6.44 in the prior fiscal year.

Adjusted EBITDA in fiscal year 2025 was $82.6 million, or 2.8% of net sales, compared to $131.4 million, or 4.4% of net sales in fiscal year 2024.

Net cash generated from operating activities was $59.8 million for fiscal year 2025 compared to $85.2 million in fiscal year 2024. This decrease in cash provided by operating activities during fiscal year 2025 was primarily due to lower cash impact of net income in the year, partially offset by positive changes in working capital driven by more effective inventory management. Free cash flow was $32.9 million in fiscal year 2025 compared to $45.1 million in the prior fiscal year.

CAPITAL ALLOCATION AND FINANCIAL POSITION

During fiscal year 2025, we invested $26.9 million to property and equipment, primarily for improvements to our distribution facilities and for our digital transformation initiative, compared to $40.1 million in fiscal year 2024. We also entered into $44.6 million of new finance leases, mainly to update our fleet, in the current fiscal year compared to $19.4 million in the prior fiscal year. We did not repurchase any of our common stock during the fourth quarter of fiscal 2025, but repurchased $37.7 million in fiscal year 2025. At quarter-end, we had $8.7 million remaining under our $100 million authorization announced in October 2023 and an additional $50 million from our more recent authorization announced in July 2025, for a total of $58.7 million available for share repurchases.

As of January 3, 2026, total debt outstanding was $621 million, including $300 million of senior secured notes that mature in 2029 and $321 million of finance leases. Available liquidity was $726 million which included an undrawn revolving credit facility that had $340 million of availability plus cash and cash equivalents of $386 million. Net debt was $(5) million, which consisted of total debt and finance lease obligations, less real property finance lease obligations of $241 million, and less cash and cash equivalents of $386 million, resulting in a net leverage ratio of (0.1x) using a trailing twelve-month Adjusted EBITDA of $83 million.

FIRST QUARTER 2026 OUTLOOK

Based on the first seven weeks of the first quarter of fiscal 2026, we are expecting specialty product gross margin to be in the range of 17% to 18%, and structural product gross margin to be in the range of 9% to 10%. We also expect average daily sales volumes to be lower than in the fourth quarter of 2025 due to normal seasonal patterns and severe winter weather, but higher than the weather‑impacted first quarter of 2025.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on February 25, 2026, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-888-660-6392
Passcode: 9140086

To listen to a replay of the teleconference, which will be available through March 4, 2026:

Domestic Replay: 1-800-770-2030
Passcode: 9140086

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR & MEDIA CONTACT

Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will,” “will be,” “will likely continue,” “will likely result,” “would,” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our strategy, liquidity, and debt, our long-run positioning relative to industry conditions, future share repurchases, and the information set forth under the heading “First Quarter 2026 Outlook”.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: adverse housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; our dependence on international suppliers and manufacturers for certain products and related exposure to risks of new or increased tariffs, changes in trade policies, and other risks that could affect our financial condition; pricing and product cost variability; volumes of product sold; competition; the cyclical nature of the industry in which we operate; loss of products or key suppliers and manufacturers; information technology security risks and business interruption risks; effective inventory management relative to our sales volume or the prices of the products we produce; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; acquisitions and the integration and completion of such acquisitions; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; the impacts of climate change; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effects of epidemics, global pandemics or other widespread public health crises and governmental rules and regulations; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; changes in insurance-related deductible/retention liabilities based on actual loss development experience; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the potential to incur more debt; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices or availability of third-party freight providers; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; interest rate risk, which could cause our debt service obligations to increase; potential to incur impairment charges if we determine that our goodwill has become impaired; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

NON-GAAP MEASURES AND SUPPLEMENTAL FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein in the “Reconciliation of Non-GAAP Measurements” table later in this release. The Company cautions that non-GAAP measures are not intended to present superior measures of our financial condition from those measures determined under GAAP and should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share. BlueLinx defines Adjusted Net Income (Loss) as Net Income or Loss adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, realization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings (Loss) Per Share (basic and/or diluted) as the Adjusted Net Income (Loss) for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented. However, for any period with an Adjusted Net Loss, only Adjusted Basic Loss Per Share is presented for the period. We believe that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities. BlueLinx calculates Net Debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under finance leases, less cash and cash equivalents. Net Debt Excluding Real Property Finance Lease Liabilities is calculated in the same manner as Net Debt, except the total amount of obligations under real estate finance leases are excluded. Although our credit agreements do not contain leverage covenants, a net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement. We believe that Net Debt and Net Debt Excluding Real Property Finance Lease Liabilities are useful to investors because our management reviews both metrics as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our Overall Net Leverage Ratio by dividing our Net Debt by Twelve-Month Trailing Adjusted EBITDA. Our calculation of Net Leverage Ratio Excluding Real Property Finance Lease Liabilities is determined by dividing our Net Debt Excluding Real Property Finance Lease Liabilities by Twelve-Month Trailing Adjusted EBITDA. We believe that these ratios are useful to investors because they are indicators of our ability to meet our future financial obligations. In addition, our Net Leverage Ratio is a measure that is frequently used by investors and creditors. Our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are not made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. The calculations of our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are presented in the table on the last page of this Exhibit 99.1. Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(In thousands, except per share amounts)
Net sales	$715,804	$710,637	$2,954,007	$2,952,532
Cost of products sold	603,181	597,292	2,502,379	2,463,393
Gross profit	112,623	113,345	451,628	489,139
Gross margin percentage	15.7%	15.9%	15.3%	16.6%
Operating expenses (income):
Selling, general, and administrative	102,470	92,619	381,109	365,532
Depreciation and amortization	10,819	9,405	39,905	38,488
Recognition of deferred gains on real estate	(983)	(982)	(3,934)	(3,934)
Gain from sale of properties, net	—	—	—	(272)
Other operating expenses, net	3,559	273	2,065	1,755
Total operating expenses	115,865	101,315	419,145	401,569
Operating income	(3,242)	12,030	32,483	87,570
Non-operating expenses:
Interest expense, net	8,714	5,320	32,354	19,364
Settlement of defined benefit pension plan	—	(255)	—	(2,481)
(Loss) income before (benefit) provision for income taxes	(11,956)	6,965	129	70,687
(Benefit) provision for income taxes	(3,405)	1,693	(90)	17,571
Net (loss) income	$(8,551)	$5,272	$219	$53,116

Basic (loss) earnings per share	$(1.08)	$0.63	$0.02	$6.22
Diluted earnings per share		$0.62	$0.02	$6.19

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	January 3, 2026	December 28, 2024
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$385,843	$505,622
Accounts receivable, net	218,161	225,837
Inventories, net	325,998	355,909
Other current assets	54,466	46,620
Total current assets	984,468	1,133,988
Property and equipment, net	286,760	249,556
Operating lease right-of-use assets	54,608	47,221
Goodwill	67,226	55,372
Intangible assets, net	86,700	26,881
Deferred income tax asset, net	50,615	50,578
Other non-current assets	18,902	14,121
Total assets	$1,549,279	$1,577,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$136,388	$170,202
Accrued compensation	17,466	16,706
Finance lease liabilities - current	22,348	12,541
Operating lease liabilities - current	8,969	8,478
Real estate deferred gains - current	3,935	3,935
Other current liabilities	22,173	21,862
Total current liabilities	211,279	233,724
Non-current liabilities:
Long-term debt	296,660	295,061
Finance lease liabilities - less current portion	298,931	280,002
Operating lease liabilities - less current portion	47,075	40,114
Real estate deferred gains - less current portion	59,362	63,296
Other non-current liabilities	18,657	19,079
Total liabilities	931,964	931,276

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 30,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized, 7,866,497 and 8,650,046 outstanding, respectively	79	83
Additional paid-in capital	94,762	124,103
Retained earnings	522,474	522,255
Total stockholders’ equity	617,315	646,441

Total liabilities and stockholders’ equity	$1,549,279	$1,577,717

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(In thousands)
Cash flows from operating activities:
Net (loss) income	$(8,551)	$5,272	$219	$53,116
Adjustments to reconcile net (loss) income to cash provided by operations:
Depreciation and amortization	10,819	9,405	39,905	38,488
Amortization of debt discount and issuance costs	375	328	1,510	1,318
Gains from sale of property	—	—	—	(272)
Insurance recoveries in excess of carrying values of property & equipment	—	—	(2,443)	—
Recognition of deferred gains from real estate	(983)	(982)	(3,934)	(3,934)
Share-based compensation	2,937	808	11,252	7,749
(Benefit) provision for deferred income taxes	(2,229)	728	(36)	2,678
Changes in operating assets and liabilities, net of business combination:
Accounts receivable	56,868	52,212	14,053	2,573
Inventories	35,929	(15,368)	45,959	(12,271)
Accounts payable	(33,159)	(14,930)	(36,009)	13,002
Other current assets	1,875	(10,120)	(3,710)	(20,012)
Other assets and liabilities	(2,047)	(8,609)	(6,982)	2,743
Net cash provided by operating activities	61,834	18,744	59,784	85,178

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(95,210)	—	(95,210)	—
Proceeds from sales of property and insurance recoveries	31	60	2,656	899
Property and equipment investments	(5,447)	(20,279)	(26,933)	(40,109)
Net cash used in investing activities	(100,626)	(20,219)	(119,487)	(39,210)

Cash flows from financing activities:
Common stock repurchases	—	(15,315)	(38,126)	(45,297)
Debt financing costs	(483)	—	(3,095)	—
Repurchase of shares to satisfy employee tax withholdings	(93)	(108)	(2,538)	(3,365)
Principal payments on finance lease liabilities	(4,149)	(3,761)	(16,317)	(13,427)
Net cash used in financing activities	(4,725)	(19,184)	(60,076)	(62,089)
Net change in cash and cash equivalents	(43,517)	(20,659)	(119,779)	(16,121)
Cash and cash equivalents at beginning of period	429,360	526,281	505,622	521,743
Cash and cash equivalents at end of period	$385,843	$505,622	$385,843	$505,622

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(Dollar amounts in thousands)
Net sales:
Specialty products	$504,689	$483,610	$2,052,990	$2,045,910
Structural products	211,115	227,027	901,017	906,622
Total	$715,804	$710,637	$2,954,007	$2,952,532

Gross profit:
Specialty products	$91,583	$88,747	$368,993	$397,625
Structural products	21,040	24,598	82,635	91,514
Total	$112,623	$113,345	$451,628	$489,139

Gross margin % :
Specialty products	18.1%	18.4%	18.0%	19.4%
Structural products	10.0%	10.8%	9.2%	10.1%
Company gross margin	15.7%	15.9%	15.3%	16.6%

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following table reconciles Net (loss) income to Adjusted EBITDA (non-GAAP) for the periods indicated:

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(In thousands)
Net (loss) income	$(8,551)	$5,272	$219	$53,116
Adjustments:
Depreciation and amortization	10,819	9,405	39,905	38,488
Interest expense, net	8,714	5,320	32,354	19,364
(Benefit) provision for income taxes	(3,405)	1,693	(90)	17,571
Share-based compensation expense	2,937	808	11,252	7,749
Recognition of deferred gains on real estate	(983)	(982)	(3,934)	(3,934)
Gains from sales of property	—	—	—	(272)
Pension settlement and withdrawal costs(1)	—	(255)	—	(2,481)
Inventory step-up adjustment	798	—	798	—
Acquisition-related costs(2)	2,074	—	2,537	—
Restructuring and other(3)	1,486	274	(472)	1,755
Adjusted EBITDA	$13,889	$21,535	$82,569	$131,356

(1) Reflects expenses and related adjustments related to our previously disclosed settlement of the BlueLinx Corporation Hourly Retirement Defined Benefit Plan.

(2) Primarily reflects legal, professional, technology and other expenses for due diligence, acquisition, and post-acquisition integration activities.

(3) Reflects net losses from Hurricane Helene in fiscal 2024, related insurance recoveries in fiscal 2025, and non-recurring items.

The following table reconciles Net income (loss) and Diluted earnings (loss) per share to Adjusted net income (non-GAAP) and Adjusted diluted earnings per share (non-GAAP):

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(In thousands, except per share data)
Net (loss) income	$(8,551)	$5,272	$219	$53,116
Adjustments:
Share-based compensation expense	2,937	808	11,252	7,749
Recognition of deferred gains on real estate	(983)	(982)	(3,934)	(3,934)
Gain from sales of property	—	—	—	(272)
Pension settlement and withdrawal costs(1)	—	(255)	—	(2,481)
Inventory step-up adjustment	798	—	798	—
Acquisition-related costs (2)	2,074	—	2,537	—
Restructuring and other (3)	1,486	274	(472)	1,755
Tax impacts of reconciling items above (4)	(1,494)	38	(2,555)	(701)
Adjusted net (loss) income - non-GAAP	$(3,733)	$5,155	$7,845	$55,232

Basic (loss) earnings per share	$(1.08)	$0.63	$0.02	$6.22
Diluted earnings per share		0.62	$0.02	$6.19

Weighted average shares outstanding - Basic	7,865	8,356	7,984	8,531
Weighted average shares outstanding - Diluted	7,913	8,431	8,039	8,572

Adjusted basic EPS - non-GAAP	$(0.47)	$0.61	$0.98	$6.47
Adjusted diluted EPS - non-GAAP		$0.61	$0.97	$6.44

(4) Income tax impact calculated based on the effective income tax rate for the respective fiscal quarterly periods and fiscal year periods presented. However, for fiscal year 2025, a combined statutory rate for federal and state income taxes was applied.

In the following table, our Adjusted EBITDA margin (non-GAAP) is calculated and compared to Net income (loss) as a percentage of Net sales:

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(Dollar amounts in thousands)

Net sales	$715,804	$710,637	$2,954,007	$2,952,532
Net (loss) income	(8,551)	5,272	219	53,116
Net (loss) income as a percentage of Net sales	(1.2)%	0.7%	—%	1.8%

Net sales	$715,804	$710,637	$2,954,007	$2,952,532
Adjusted EBITDA - non-GAAP(1)	13,889	21,535	82,569	131,356
Adjusted EBITDA margin - non-GAAP	1.9%	3.0%	2.8%	4.4%

(1)See the table that reconciles Net (loss) income to Adjusted EBITDA (non-GAAP)

The following table shows the calculations of our “Net Debt,” “Net Leverage Ratio,” and our “Net Leverage Ratio Excluding Real Property Finance Lease Liabilities,” as those non-GAAP measures are used and presented within the terms of our revolving credit agreement.

	As of
($ amounts in thousands)	January 3, 2026	December 28, 2024
Long term debt (1)	$300,000	$300,000
Finance lease liabilities for equipment and vehicles	80,635	49,785
Finance lease liabilities for real property	240,644	242,758
Total debt and finance leases	621,279	592,543
Less: available cash and cash equivalents	385,843	505,622
Net debt (non-GAAP)	$235,436	$86,921

Net Debt, excluding finance lease liabilities for real property	$(5,208)	$(155,837)

Twelve-month trailing adjusted EBITDA (see above reconciliations)	$82,569	$131,356

Net Leverage Ratio	2.9x	0.7x
Net Leverage Ratio Excluding Real Property Finance Lease Liabilities	(0.1x)	(1.2x)

(1) As of January 3, 2026 and December 28, 2024, our long-term debt is comprised of $300.0 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our consolidated balance sheet, and as of January 3, 2026 were $296.7 million which is net of unamortized debt discount of $2.0 million and unamortized debt issuance costs of $1.3 million. As of December 28, 2024, these notes were reported on our consolidated balance sheet at $295.1 million, which is net of unamortized discount of $2.5 million and unamortized debt issuance costs of $2.4 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.

The following schedule reconciles Net cash provided by operating activities to Free cash flow (non-GAAP):

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
(In thousands)
Net cash provided by operating activities	$61,834	$18,744	$59,784	$85,178
Less: property and equipment investments	(5,447)	(20,279)	(26,933)	(40,109)
Free cash flow - non-GAAP	$56,387	$(1,535)	$32,851	$45,069